SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  []

Check the Appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 TV GUIDE, INC.
         (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
          Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]       Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                                 TV GUIDE, INC.
                             7140 South Lewis Avenue
                           Tulsa, Oklahoma 74136-5422
                                  July 6, 1999


Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the annual meeting of stockholders of TV Guide, Inc. (the "Company"), which will be held at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, on July 29, 1999, at 10:00 a.m. local time.

     At the annual meeting, stockholders will be asked to consider and vote on the following matters: (1) election of nine directors to the Board of Directors,
(2) ratification of the appointment of the Company's independent auditors, and
(3) transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. Details of the proposals and other important information are set forth in the accompanying proxy statement, which should be considered carefully by stockholders.

     Whether or not you are personally able to attend the annual meeting, please complete, sign, date and return the enclosed proxy as soon as possible in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally and any proxy may be revoked in the manner described in the accompanying proxy statement.


                                   Sincerely,


                                   /s/ Peter C. Boylan III
                                   Peter C. Boylan III
                                   President and Chief Operating Officer

                                 TV GUIDE, INC.
                             7140 South Lewis Avenue
                           Tulsa, Oklahoma 74136-5422
                                 (918) 488-4000
                                 ---------------

                    Notice of Annual Meeting of Stockholders
                            to be held July 29, 1999
                                ----------------

To the stockholders of TV Guide, Inc.:

     An annual meeting of stockholders of TV Guide, Inc., a Delaware corporation (the "Company"), will be held on July 29, 1999, at 10:00 a.m., local time, at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, for the following purposes:

     1. To elect nine directors to the Board of Directors.

     2. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on June 22, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of stockholders entitled to notice of and to vote at the annual meeting will be open to the examination of any stockholder, for any purpose appropriate to the meeting, during ordinary business hours, for a period of ten days prior to the annual meeting, at the principal executive offices of the Company.

     All stockholders are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible. A postage prepaid envelope is enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if that stockholder has returned a proxy.


                                       By Order of the Board of Directors,


                                       /s/ Peter C. Boylan III
                                       Peter C. Boylan III
                                       President and Chief Operating Officer

Tulsa, Oklahoma
July 6, 1999

                                 TV GUIDE, INC.
                            7140 South Lewis Avenue,
                           Tulsa, Oklahoma 74136-5422

                                 PROXY STATEMENT

General

     The enclosed proxy is solicited by the Board of Directors of TV Guide, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on July 29, 1999, at 10:00 a.m., local time, at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual Meeting. This proxy statement is being furnished to holders of Class A common stock and Class B common stock of the Company. Copies of solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of the Class A common stock held in their names. The Company will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. This proxy statement and the accompanying proxy will be mailed on or about July 6, 1999 to all stockholders entitled to vote at the meeting. Unless the context otherwise requires, the terms "TV Guide" and "the Company" include TV Guide, Inc. and its consolidated subsidiaries.

     At the annual meeting, stockholders will be asked to consider and act upon the following: (1) the election of nine directors to the Board of Directors; (2) the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and (3) such other business as may properly come before the annual meeting.

Annual Report

     The Annual Report to Stockholders covering the Company's fiscal year ended December 31, 1998 is enclosed. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the secretary of the Company not later than March 15, 2000 in order to be included in the proxy statement and proxy relating to the 2000 annual meeting.

Voting Rights

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of the Company, before the taking of the vote at the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy must be received by the Company at 7140 South Lewis Avenue, Tulsa, Oklahoma, 74136-5422, Attention: Secretary, at or before the taking of the vote at the annual meeting.

     Only stockholders of record of shares of common stock at the close of business on June 22, 1999, the record date, will be entitled to notice of and to vote at the annual meeting. At the close of business on the record date, there were 77,074,624 shares of Class A common stock outstanding and entitled to vote, held by 103 holders of record, and 74,993,176 shares of Class B common stock outstanding and entitled to vote, held by two holders of record. The holders of Class A common stock are entitled to one vote for each share of Class A common stock held and the holders of Class B common stock are entitled to ten votes for each share of Class B common stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The presence, in person or by properly executed proxy, of the holders of a majority of the total voting power of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting.

     In the election of directors, stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. Directors will be elected by a plurality of the votes of the holders of shares of common stock present in person or by proxy at the annual meeting and entitled to vote, voting together as a single class. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     All shares of common stock that are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of each of the nominees for director identified therein and the ratification of the appointment of KPMG LLP as the Company's independent auditors.

     Expenses incurred in connection with the printing and mailing of this proxy statement will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 22, 1999 regarding ownership of the common stock by (1) each person believed by the Company to be the beneficial owner of more than five percent of its outstanding common stock; (2) each Director, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998; and (3) all current executive officers and directors of the Company as a group. Shares of Class B common stock are convertible at the option of the holder immediately into shares of Class A common stock on a one-for-one basis and, accordingly, holders of Class B common stock are deemed to own beneficially the same number of shares of Class A common stock. The table below does not reflect such beneficial ownership of Class A common stock.




                                                        Class A                        Class B
                                                     Common Stock                   Common Stock              Percent of
                                             ----------------------------   ---------------------------      Vote of All
                                                Number          Percent         Number          Percent      Outstanding
  Beneficial Owner                             of Shares       of Class        of Shares       of Class     Common Stock
-------------------------------              ----------------------------   ---------------------------     -------------

Liberty Media Corporation (1)                  29,037,520         37.7%        37,496,588         50.0%          48.9%
The News Corporation Limited (2)               29,037,520         37.7%        37,496,588         50.0%          48.9%
Joachim Kiener                                         --         --                   --         --             --
Peter C. Boylan III (3)                           641,036          *                   --         --              *
Charles Butler Ammann (4)                          24,800          *                   --         --              *
Craig M. Waggy (5)                                 41,200          *                   --         --              *
Toby DeWeese (6)                                   16,000          *                   --         --              *
Robert R. Bennett (7)                               6,000          *                   --         --              *
Chase Carey                                            --         --                   --         --             --
Peter Chernin                                          --         --                   --         --             --
Nicholas Donatiello, Jr.                               --         --                   --         --             --
Gary S. Howard (8)                                 80,000          *                   --         --              *
Larry E. Romrell (9)                               18,000          *                   --         --              *
J. David Wargo (9)                                 18,000          *                   --         --              *
All Directors and Executive Officers
  as a Group (11 persons) (10)                    829,036          1.1%                --         --              *

NOTES:
* Less than 1%
 (1) The address for Liberty Media Corporation is 9197 South Peoria Street, Englewood, CO 80112. Liberty holds shares of common stock directly or indirectly through its subsidiary TCI UVSG, Inc. ("TCI Holdings"). Liberty is an indirect subsidiary of Tele-Communications, Inc. ("TCI"), which in turn is an indirect subsidiary of AT&T Corp.
 (2) The Class A common stock and Class B common stock reported as beneficially owned by News Corp. are directly owned by TVG Holdings, Inc. ("News Holdings"), an indirect subsidiary of News Corp. and a direct subsidiary of News Publishing Australia Limited ("NPAL"). Each of News Corp. and NPAL, as persons who may be deemed to control Holdings, may also be deemed to indirectly beneficially own such shares. By virtue of ordinary shares of News Corp. owned by (i) Mr. K. Rupert Murdoch and members of his family,
     (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and certain charities, and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. Murdoch's positions as Chairman and Chief Executive of News Corporation, Mr. Murdoch may be deemed to control the operations of News Corp., and may therefore be deemed to indirectly beneficially own such shares of News Holdings. The address of News Holdings is 1300 North Market Street, Suite 404, Wilmington, Delaware 19801; the address of News Corp. is 2 Holt Street, Sydney, New South Wales 2010, Australia; the address of NPAL is 1300 North Market Street, Suite 404, Wilmington, Delaware 19801; and the address of Mr. Murdoch is 10201 West Pico Boulevard, Los Angeles, California 90035.
 (3) Includes 623,404 shares of Class A common stock subject to presently exercisable options.
 (4) Includes 24,800 shares of Class A common stock subject to presently exercisable options. (5) Includes 33,200 shares of Class A common stock subject to presently exercisable options.
 (6) Includes 8,000 shares of Class A common stock subject to presently exercisable options and 8,000 shares of Class A common stock subject to options that will become exercisable within 60 days.
 (7) Includes 6,000 shares of Class A common stock subject to presently exercisable options.
 (8) Includes 80,000 shares of Class A common stock subject to presently exercisable options.
 (9) Includes 18,000 shares of Class A common stock subject to presently exercisable options.
(10) Includes 803,404 shares of Class A common stock subject to presently exercisable options.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered Class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely upon a review of copies of such reports furnished to the Company, and written representations received from the reporting persons, the Company believes that all filings required to be made by the reporting persons for the last fiscal year were made on a timely basis.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

Directors and Executive Officers

     The Company's bylaws provide that the Company's Board of Directors is comprised of ten members. Nine directors of the Company will be elected at the annual meeting, and there is currently one vacancy. The Board of directors is expected to fill such vacancy with a director to be designated by News Corp., either prior to or subsequent to the annual meeting. Such director is expected to serve on the Board until the annual meeting held next year, or until his or her earlier death, resignation or removal. The Company's Restated Certificate of Incorporation provides that each director, if elected, will serve on the Board until the next annual meeting or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve, if elected, and management has no reason to believe that any of the nominees will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees. If any of the nominees should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose, unless the Board reduces the number of directors.

Name                             Age               Principal Occupation
                                                   Held with the Company
------------------------         ---               -------------------------
Joachim Kiener                   46                Director; Chairman and
                                                    Chief Executive Officer
Peter C. Boylan III              35                Director; President and
                                                    Chief Operating Officer
Robert R. Bennett                41                Director
Chase Carey                      45                Director
Peter Chernin                    48                Director
Nicholas Donatiello, Jr.         39                Director
Gary S. Howard                   48                Director
Larry E. Romrell                 59                Director
J. David Wargo                   45                Director

Nominees for Director

     Set forth below is a description of the backgrounds of the nominees for directors of the Company.

     Joachim Kiener has been Chairman of the Board and Chief Executive Officer of the Company since June 1999 and a Director of the Company since March 1999. Mr. Kiener served as President of the Company from March 1999 to June 1999. Mr. Kiener has been President and Chief Operating Officer of News America Publishing Group, a division of News Corp., since March 1998. Mr. Kiener oversees the business, operations and financial management of News America Publishing Group and its divisions, which include HarperCollins Publishers, The Weekly Standard and News America Digital Publishing. He joined News Corp. as Executive Vice President and Chief Operating Officer of HarperCollins Publishers in September 1996. Prior to joining HarperCollins Publishers, Mr. Kiener spent seven years in various senior executive positions at EMI-Capitol Music Group, N.A., one of the major worldwide operating music distribution and publishing companies.

     Peter C. Boylan III has been President and Chief Operating Officer of the Company since June 1999 and a Director of the Company since July 1995. Mr. Boylan served as Executive Vice President of the Company from March 1999 to June 1999; President of the Company from August 1997 to March 1999; Chief Operating Officer of the Company from December 1996 to March 1999 and Executive Vice President and Chief Financial Officer of the Company from October 1994 to December 1996. Beginning in 1992 through October 1994, Mr. Boylan served with Hallmark Cards, Inc. in its Corporate Development and Strategy Group, focusing primarily on the communications and entertainment industries. Mr. Boylan is also an advisory director of BOK Financial Corporation.

     Robert R. Bennett has been a Director of the Company since February 1998 and has been Executive Vice President of TCI and President and Chief Executive Officer of Liberty since April 1997. Mr. Bennett has also been President and Chief Executive Officer of AT&T's Liberty Media Group since the closing of the merger of TCI and AT&T in March 1999. From June 1995 through March 1997, Mr. Bennett was an Executive Vice President and the Chief Financial Officer, Secretary and Treasurer of Liberty. Mr. Bennett served as Senior Vice President of Liberty from September 1991 through June 1995. Mr. Bennett is a director of TCI Music, Inc.

     Chase Carey has been a Director of the Company since March 1999 and a Director of Fox Entertainment Group, Inc. and Co-Chief Operating Officer of Fox Entertainment Group, Inc. since August 1998. Mr. Carey was President of Fox Entertainment Group, Inc. from 1995 to 1998, Executive Vice President and Chief Operating Officer from 1991 to 1995 and Senior Vice President from 1988 to 1991. Mr. Carey is an Executive Director and has been the Co-Chief Operating Officer of News Corp. and a Director and Executive Vice President of News America Incorporated since 1996. Mr. Carey has served as the Chairman and Chief Executive Officer of Fox Television since July 1994. Mr. Carey joined Fox, Inc. (predecessor of Fox Entertainment Group, Inc.) in 1990 as Executive Vice President, served as Chief Financial Officer, and assumed the title of Chief Operating Officer in February 1992. Prior to joining Fox Television, Mr. Carey worked at Columbia Pictures in several executive positions, including President of Pay/Cable and Home Entertainment and Executive Vice President of Columbia Pictures International. Mr. Carey is also a member of the Boards of Directors of Gateway 2000 and Colgate University.

     Peter Chernin has been a Director of the Company since March 1999 and has been a Director and President and Chief Operating Officer of Fox Entertainment Group, Inc. since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corp. and a Director, Chairman and Chief Executive Officer of News America Incorporated since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996, Chairman of Twentieth Century Fox Film Corporation from 1992 until 1994 and President of Fox Broadcasting Company from 1989 until 1992.

     Nicholas Donatiello, Jr. has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research of consumer practices and views relating to present and future at-home entertainment, information, communication and commerce.

     Gary S. Howard has been a Director of the Company since May 1997 and served as Chairman of the Board of Directors and Chief Executive Officer of the Company from May 1997 to March 1999. Mr. Howard has been an Executive Vice President of TCI since December 1997 and Executive Vice President and Chief Operating Officer of Liberty since March 1999. Mr. Howard has also been Executive Vice President and Chief Operating Officer of AT&T's Liberty Media Group since the closing of the merger of TCI and AT&T in March 1999. Mr. Howard was President and Chief Executive Officer of TCI Ventures Group, LLC, a subsidiary of TCI, from December 1997 to March 1999. He has served as Chief Executive Officer of TCI Satellite Entertainment, Inc. since December 1996 and was President from February 1995 to August 1997. Mr. Howard served as President of the Company from June 1997 to August 1997, Senior Vice President in charge of Mergers and Acquisitions of TCI Communications, Inc. ("TCIC") from October 1994 to December 1996 and as Vice President of TCIC from December 1991 through October 1994.

     Larry E. Romrell was an Executive Vice President of TCI from January 1994 to March 1999. He is currently a consultant to TCI. Mr. Romrell had served as the Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co., Inc., a subsidiary of TCI, since February 1998, a Senior Vice President of Ventures LLC since December 1997, and President of TCI Technology Ventures, Inc., a subsidiary of TCI, from September 1994 to October 1997. Mr. Romrell served as a Senior Vice President of TCIC from 1991 to September 1994. Currently, Mr. Romrell is a director of General Communication, Inc., Liberty and Guaranty Bank & Trust Company.

     J. David Wargo has been President of Wargo & Company, a private investment company specializing in the communications industry, since January 1993. Mr. Wargo was a Managing Director of The Putnam Companies from December 1989 to December 1992. Mr. Wargo is a director of On Command Corporation.

     The Company's bylaws provide that approval of any action by the Board will require the affirmative vote of at least seven of the ten directors, except for the removal of any officer of the Company, which will require approval of six of the ten directors.

     There are no family relationships among any of the directors and executive officers of the Company.

     Management and the Board recommend a vote FOR each nominee.

Other Executive Officers

     Charles B. Ammann joined the Company in January 1996 as Senior Vice President, Secretary and General Counsel. Mr. Ammann is responsible for the Company's legal, risk management and legislative affairs. From 1990 until he joined the Company, Mr. Ammann served as Vice President of Administration and General Counsel for Flint Industries, Inc., a privately-held company engaged in general contracting of commercial and industrial construction, oil and gas pipeline construction, oil field services and construction management services.

     Craig M. Waggy has been Senior Vice President and Chief Financial Officer of the Company since September 1997 and Treasurer of the Company since June 1995. Mr. Waggy joined the Company in June 1995 as Vice President of Finance and Treasurer. Mr. Waggy is responsible for the Company's accounting and finance functions. Prior to joining the Company, he was with Ernst & Young LLP.

                       PROPOSAL 2 -- INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the year ending December 31, 1999 and has authorized that this selection of independent auditors be submitted for ratification by the stockholders at the annual meeting. KMPG LLP audited the Company's financial statements for the year ended December 31, 1998. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If a majority of the shares voted at the annual meeting do not vote for ratification of the selection of KPMG LLP, the Board of Directors will reconsider such selection.

     Management and the Board recommend a vote FOR this proposal.

Directors' Compensation

     Directors who are not also employees of the Company or its subsidiaries or affiliates receive a fee of $4,000 per meeting attended in person and a fee of $2,000 per committee meeting attended in person, unless such committee meeting is held on the same day as a meeting of the full Board. Telephonic meetings of the Board and committees are compensable at the rate of $400. Directors who are also employees of the Company or its subsidiaries or affiliates receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board. The directors are eligible to participate in the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Company has reserved 410,000 shares of Class A common stock to be issued pursuant to the exercise of options granted under the Directors Plan.

Committees and Meetings

     The Board has standing Executive, Audit, Compensation and Special Compensation Committees. It does not have a nominating committee.

     The Executive Committee was originally established to serve as a representative committee of the Board to transact the ordinary business of the Company when the full membership of the Board, or a quorum of the Board, cannot reasonably be convened. The Company's bylaws, as amended, set the number of Executive Committee members at four, all of whom are to be designated by the holders of the Class B common stock, with such powers as may be delegated to it by the unanimous vote of the entire Board. In accordance with the Stockholders Agreement discussed below under "Certain Transactions," the four members of the Executive Committee consist of two members designated by TCI Holdings and two members designated by News Holdings. The Executive Committee currently consists of Messrs. Bennett, Carey, Chernin and Howard.

     The Audit Committee was established to recommend selection of the Company's independent auditors and to review the financial statements and reports of the Company and the reports of the independent auditors. The Audit Committee currently consists of Messrs. Bennett, Carey, Chernin and Howard.

     The Compensation Committee was established to make recommendations regarding compensation, including incentive compensation, stock bonus, stock option, and other incentive or stock plans, and previously administered the Company's Equity Incentive Plan. The Compensation Committee also reviews and approves, subject to ratification by the Board, all compensation to the executive officers. The Compensation Committee currently consists of Messrs. Bennett, Carey, Chernin and Howard.

     The Special Compensation Committee was established to grant awards under the Company's Equity Incentive Plan and to make other compensation awards where necessary in order to comply with the requirements of Section 162(m) of the Code. The Special Compensation Committee currently consists of Messrs. Bennett, Carey, Chernin, and Wargo.

     Changes in the membership of Board Committees will be determined by the Board after the various resignations and appointments.

     During 1998, the Board held six meetings. Each director attended more than 75% of the aggregate number of Board meetings held during the year. The Audit Committee met separately from the Board two times during 1998, the Compensation Committee met separately two times, the Executive Committee did not meet separately and the Special Compensation Committee met separately two times. Each director attended more than 75% of the aggregate number of meetings of all committees of the Board on which such director served.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during each of the fiscal years ended December 31, 1998, 1997 and 1996, to the Chief Executive Officer and four other most highly compensated executive officers ("the Named Executive Officers"). During the last three fiscal years, none of the Named Executive Officers received any restricted stock awards or long-term incentive payouts nor did any of the Named Executive Officers receive any other annual compensation.

                                                                                              Long-Term
                                                                                              Compensation
Name and                                                    Annual Compensation               Awards
                                                   -----------------------------------     -------------        All Other
Principal Position(1)                              Year       Salary($)       Bonus($)       Options(#)(2)      Compensation($)(3)

Gary S. Howard (4)                                 1998     $   275,000             --            --                   --
   Chairman of the Board                           1997     $   215,480    $   174,300       200,000                   --
   and Chief Executive Officer                     1996              --             --            --                   --

Peter C. Boylan III (5)                            1998     $   406,637    $   325,000       200,000           $   40,560
   President and                                   1997     $   323,091    $   256,300       172,000           $   16,025
   Chief Operating Officer                         1996     $   259,721    $   212,710       300,000           $   21,571

Charles Butler Ammann                              1998     $   204,000    $   115,000        40,000           $   16,523
   Senior Vice President,                          1997     $   180,000    $    78,000            --           $    7,843
   Secretary and General Counsel                   1996     $   166,000    $    25,000        28,000           $      260

Craig M. Waggy                                     1998     $   150,000    $   115,000        50,000           $   14,017
   Senior Vice President,                          1997     $   115,667    $    77,000        36,000           $    5,371
   Chief Financial                                 1996     $    99,117    $    46,170        28,000           $    3,276
   Officer and Treasurer

Toby DeWeese (6)                                   1998     $   131,327    $    50,000            --           $   23,416
   Vice President - Corporate                      1997     $    33,173    $    10,000        40,000                   --
   Development                                     1996              --             --            --                   --

 (1) The positions shown represent the positions held by such persons at the end of 1998.
 (2) All grants for 1998, 1997 and 1996 represent stock options to acquire
     Class A common stock under the Company's Equity Incentive Plan. All amounts have been adjusted for stock splits.
 (3) 1998 includes (i) contributions under the Company's SERP and 401(k) Plans, and (ii) the compensation component of term life insurance premiums, respectively, as follows: Mr. Boylan, $39,502 and $578; Mr. Ammann, $15,890 and $495; Mr. Waggy, $13,687 and $225; and Mr. DeWeese, $3,347 and none. In addition, the 1998 amount for Mr. DeWeese includes $20,069 of taxable moving expense reimbursement.
 (4) Mr. Howard joined the Company on June 1, 1997. The amounts presented for annual compensation and bonus represent those amounts paid by the Company to TCI for Mr. Howard's services.
 (5) Effective December 4, 1998, Mr. Boylan's salary was increased to $550,000 per year. (6) Mr. DeWeese joined the Company on September 25, 1997.

                      Option/SAR Grants in Last Fiscal Year

     The following table sets forth information concerning options granted in 1998 to the Named Executive Officers.

                                             Percent                                    Potential            Potential
                                            of Total                                 Realizable Value     Realizable Value
                                          Options/SARS                               of Assumed Annual    of Assumed Annual
                                           Granted to     Exercise or               Rates of Stock Price  Rates of Stock Price
                               Options      Employees     Base Price   Expiration    Appreciation for     Appreciation for
Name                         Granted(#)in Fiscal Year (1)  per Share      Date       Option Term - 5%     Option Term - 10%
------------------------------------------------------------------------------------------------------------------------------------

Gary S. Howard                      --           --              --            --               --                   --
Peter C. Boylan III (2)        200,000        28.2%         $16.625      02-08-08       $2,091,075           $5,299,194
Charles Butler
  Ammann (2)                    40,000         5.6%         $16.625      02-08-08       $  418,215           $1,059,839
Craig M. Waggy (2)              50,000         7.1%         $16.625      02-08-08       $  522,769           $1,324,798
Toby DeWeese                        --           --              --            --               --                   --

  (1) Computation includes 30,000 options granted under the TV Guide, Inc. (formerly United Video Satellite Group, Inc.) Stock Option Plan for Non-Employee Directors.
  (2) Incentive and non-qualified stock options to acquire shares of the Company's Class A common stock.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                         and Year-End Option/SAR Values

     The following table sets forth information concerning options exercised in 1998 and outstanding options held by the Named Executive Officers as of December 31, 1998:

                                                               Number of Unexercised            Value of Unexercised
                                                                    Options at                  In-the-Money Options
                                                               December 31, 1998(#)          at December 31, 1998($) (1)
------------------------------------------------------------------------------------------------------------------------------------
                                    Shares
                                  Acquired on    Value
Name                              Exercise(#) Realized($)    Exercisable/Unexercisable        Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Gary S. Howard                        --           --            40,000   /  160,000        $    612,500   /  $  2,450,000
Peter C. Boylan III               28,304     $403,221           506,584   /  517,600        $  8,582,154   /  $  5,772,200
Charles Butler Ammann                 --           --            11,200   /   56,800        $    194,600   /  $    571,900
Craig M. Waggy                        --           --            18,400   /   95,600        $    308,000   /  $  1,095,500
Toby DeWeese                          --           --             8,000   /   32,000        $    105,000   /  $    420,000

  (1) The value of unexercised in-the-money options is calculated based upon the last reported sales price per share of the Company's Class A common stock on the Nasdaq National Market on December 31, 1998 ($23.625), less the exercise price.

Compensation Committee Report

     The report of the Compensation Committee of the Board (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this Statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     On March 29, 1999, certain members of the Company's Board of Directors, including certain members of its Compensation Committee, were replaced by persons designated by News Corp. as provided for under the Stockholders Agreement. See "Certain Transactions." Subsequent to that date, the Board of Directors appointed two additional independent directors to the Board. The following description relates to compensation reported by the Company for 1998 and is based upon the compensation program implemented by the Company's previous Board of Directors and Compensation Committee. The Company currently is undergoing a review of its compensation policies that could result in changes to its compensation program. The following report is based upon information available to the current members of the Compensation Committee about the Company's compensation program as it was implemented prior to March 29, 1999, by the previous members of the Compensation Committee.

     Goals. The Company is committed to providing an executive compensation program that promotes and supports the Company's mission and its stockholder objectives. This commitment requires an executive compensation program that is managed as an investment in the Company's executives. In return, these executives are expected to contribute to the Company's successful financial performance and help provide an above average return to its stockholders. The Company's executive compensation program must also:

o Align the interests of the executives with those of the Company's stockholders by focusing executives on achieving performance objectives that enhance stockholder value on a continuing basis;

o Enable the Company to attract, retain and motivate high caliber executives who are among the most skilled, talented and persistent individuals available in a very competitive marketplace;

o Inspire executives to innovatively and aggressively pursue individual, team, department and Company goals;

o Emphasize "pay for performance" by having a significant portion of our executives' total compensation "at risk";

o Establish a general corporate atmosphere that encourages a willingness to take calculated risks, undertake mutually supportive team efforts and develop leadership to maintain a company that acts quickly and flexibly for the benefit of its customers and stockholders; and

o Require each executive to own and maintain a meaningful equity interest in the Company and together manage the business from the perspective of a long-term investor and business owner.

     The Company's Executive Compensation Policy is implemented by the Compensation Committee of its Board.

     The Company has designed its executive compensation program using the above objectives as its foundation. The following describes the components of this program and how each relates to Company goals.

     Base Salary. Base compensation for the Chief Executive Officer and the Company's other executive officers in 1998, to the extent not specified by employment agreements, was proposed by the Chairman and Chief Executive Officer to the Compensation Committee. The Chairman and Chief Executive Officer arrived at his proposal after consultation with the Company's President and Chief Operating Officer, among others. The factors considered by the Chairman and Chief Executive Officer in determining base compensation were largely based upon historical compensation studies, but considered the goals stated above. The salary levels proposed were evaluated by the Compensation Committee based upon historical compensation studies and are intended to be consistent with competitive practices (including companies with comparable market valuations, lines of business and/or revenues) and level of responsibility (with salary increases reflecting competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive). Factors considered in gauging the Company's overall financial performance include the Company's revenues and profits, but market performance of the Company's common stock was not directly considered.

     Annual Bonus. The Company regularly pays cash bonuses to its executive officers. Bonuses for executive officers in 1998 were based on the earnings-performance of the Company, the market performance of the Company's Class A common stock and the attainment of specified goals, and were subject to the review and approval of the Compensation Committee.

     Stock Option Plan. Long-term management incentives are intended to be provided by periodically granting stock options to executives. No specific formulas are used in determining stock option grants. Factors taken into account in awarding stock options are generally the same as those used in setting base salaries and in awarding annual bonuses. The number of options previously awarded to and held by executive officers is also reviewed in determining current option grants. During 1998, three executive officers of the Company were granted stock options due to the performance of the Company.

     Stock Retention. The Company requires that all executives retain at least 10% of shares obtained through exercise of stock options. The Company believes all stockholders benefit when the Company is managed with a goal of maximizing the long-term return to stockholders. Stockholder return can only be maximized when executives are stockholders and, therefore, also conduct business in their own best self-interests.

     Other Matters. Provisions of the Internal Revenue Code limit, with certain exceptions, the deductibility by the Company for federal income tax purposes of any Named Executive Officer's annual compensation exceeding $1,000,000. None of the Company's current named executive officers have received otherwise deductible compensation that would be subject to this limit and could do so at current salary levels only in connection with the exercise of stock options or payment of bonuses. The Company generally intends to comply with the requirements of the Code for the available exemption from the $1,000,000 limitation, but it may not be practicable to do so in all cases. Accordingly, the Company may, in its sole discretion, determine in one or more cases that it is in the Company's best interests not to satisfy the requirements of the Code for the exemption.

                                                  COMPENSATION COMMITTEE MEMBERS

                                                  Robert R. Bennett
                                                  Chase Carey
                                                  Peter Chernin
                                                  Gary S. Howard

                  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                     PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Bennett, Mr. Howard and Mr. Romrell were Executive Vice Presidents of TCI during 1998 and Mr. Bennett was the President and Chief Executive Officer of Liberty during 1998. Liberty is a subsidiary of TCI. Leo J. Hindery, Jr. was a member of the Compensation Committee prior to his resignation on March 8, 1999. Prior to the merger of TCI and AT&T Corp. in March 1999, Mr. Hindery was President and Chief Operating Officer of TCI. See "Certain Transactions" for information regarding transactions between TCI and Liberty on the one hand and the Company on the other.

Stock Price Performance Graph

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative return of the Company's Class A common stock against the Total Return Index for the Nasdaq Stock Market (U.S.) and a peer group which is comprised of the Total Return Index for the Nasdaq Telecommunications Stocks, excluding telephone communications companies. The cumulative return depicted is based upon an initial investment of $100 over the period December 31, 1993 through December 31, 1998. The stock price performance on the graph is not necessarily an indicator of future price performance.

     The cumulative return of the Company's Class A common stock is based on the last reported sale price of the Class A common stock as reported on the Nasdaq National Market System on the last trading day of 1993 ($3.25) and the last reported sale price of the Class A common stock as reported on on the last trading day of 1998 ($23.625).

Five Year Total Cumulative Shareholder Return

[Performance Graph appears in this space]

                                                  December 31
                                    ----------------------------------------
                                    1994    1995     1996     1997     1998
                                    -----   -----    -----    -----    -----
TV Guide, Inc. (formerly
  United Video Satellite
  Group, Inc.)                      $185     $208     $269    $442     $727
Nasdaq Stock Market (US             $ 98     $138     $170    $208     $294
  Companies) Index
Peer Group Index                    $ 83     $107      $89    $155     $241

Assumes $100 invested on December 31, 1993 in United Video Satellite Group, Inc. Class A common stock, Nasdaq Stock Market (U.S. Companies) Index and Peer Group Index.

Certain Transactions

     Stockholders Agreement. TCI, Liberty, TCI Holdings, News Corp., News Holdings and the Company have entered into a Stockholders Agreement which provides that, among other things, for so long as a stockholder or group of related stockholders is entitled to designate at least one director to the Company's Board, the other stockholder or group of related stockholders shall be subject to certain restrictions on its ability to sell any of its shares of common stock to an unaffiliated third party or to convert any of its shares of Class B common stock to shares of Class A common stock unless it first offers such common stock for sale to the non-transferring party. If the non-transferring party elects not to purchase such common stock, the transferring party will convert any Class B common stock to be sold into Class A common stock prior to such sale unless such Class B common stock is to be sold to a third party that has offered to purchase at least 12.5% of the aggregate number of shares of Class B common stock outstanding. Pursuant to the Stockholders Agreement, so long as there continues to be at least two stockholders or groups of related stockholders that each own in the aggregate 30% or more of the outstanding Class B common stock, such stockholders or the members of each such stockholder group will vote their shares of common stock on all matters submitted to a vote of the Company's stockholders only as shall be mutually agreed upon by such stockholders or stockholder groups and, if they are unable to agree on how to vote with respect to any such proposal, they will each be obligated to vote against such proposal. Under the Stockholders Agreement, a stockholder or group of related stockholders is entitled to designate one director for each 12.5% of the outstanding shares of Class B common stock owned by such party (rounded to the nearest 12.5%, with more than 6.25% being rounded up, and 6.25% or less being rounded down), and the other stockholders or group of related stockholders will vote or cause to be voted all shares of common stock owned by such party for the election of such designee(s) as director. In addition, the Stockholders Agreement provides for certain registration rights with respect to the resale of the Class A common stock owned by stockholders that are parties to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Parent (as defined in such Agreement) of each stockholder or group of related stockholders that is entitled to designate at least one director to the Company's Board pursuant to the Stockholders Agreement agrees with and for the benefit of the Parent of each other stockholder or group of related stockholders that is so entitled to designate at least one director to the Company's Board that, for so long as there are at least two such stockholders or stockholder groups, the Company will, subject to certain limited exceptions, be the exclusive vehicle through which such Parent, directly or indirectly through its controlled affiliates, conducts program guide businesses (print, electronic or otherwise) worldwide. Currently, TCI and News Corp.
are each Parents within the meaning of the Stockholders Agreement.

     Parent Agreement. News Corp., TCI and the Company are also parties to a letter agreement, effective as of June 10, 1998 (The "Parent Agreement"), pursuant to which, among other things, the parties agreed to negotiate in good faith to enter into, or cause their affiliates to enter into, the following agreements: (a) affiliation agreements between the Company and News Corp. (or a controlled affiliate of News Corp.) with respect to the TV Guide Channel and TV Guide Interactive; (b) affiliation agreements between the Company and TCI (or a controlled affiliate of TCI) with respect to the TV Guide Channel and TV Guide Interactive; and (c) carriage/marketing agreements for "TV Guide" branded monthly and/or weekly cable and DTH guide magazines. In the case of the carriage/marketing agreement between the Company and TCI, such agreement would include, among other terms and conditions as the parties may mutually agree upon, TCI's or its affiliate's agreement to convert TVSM monthly magazines for cable systems controlled by TCI to weekly magazines, and as consideration therefor, the agreement of a subsidiary of News Corp. to pay TCI or its designee an aggregate sum of $10 million upon such conversion being effected.

     Continuing Services. Following the closing of the TV Guide acquisition, for so long as News Corp. beneficially owns in the aggregate at least 12.5% of the Class B common stock of the Company, News Corp. will continue to make available to the businesses acquired in the TV Guide acquisition, at the Company's request from time to time, services (including bulk paper procurement and the benefits of certain agreements, to the extent permitted thereunder) consistent with past practice, but in any event on terms no less favorable to the Company than "most favored nation" terms, unless the Company shall otherwise agree, provided that the right to use services that require the involvement of executives of News Corp. will be subject to agreement upon allocation of costs (including services of senior management). News Corp. and the Company have agreed to negotiate to enter into a definitive services agreement containing the foregoing terms and such other terms and conditions as may be customary or appropriate under the circumstances.

     Programming and Affiliation Agreements. In connection with the Netlink acquisition, one of the companies acquired from Liberty entered into programming and affiliation agreements with Satellite Services, Inc., a subsidiary of TCI ("SSI"), providing, among other things, for SSI to continue providing programming for the Company's SMATV business to the extent permitted by SSI's agreements with suppliers of programming services and pursuant to which SSI may redistribute the Denver 6 service within the service area of certain of TCI's cable systems. Pursuant to the Parent Agreement, as described above, News Corp., TCI and the Company agreed to negotiate in good faith to enter into, or cause their affiliates to enter into, certain affiliation agreements and carriage/marketing agreements. SSI and the Company have entered into an affiliation agreement for the cable systems of certain of TCI's controlled affiliates to carry TV Guide Interactive.

     TCI and its consolidated affiliates purchased system integration services and video program promotion and guide services from the Company totaling $516,000 and $9.1 million, respectively during 1998. The Company purchased $43.7 million of programming and production services from TCI and its consolidated affiliates during 1998.

     Trademark License Agreements. Pursuant to the Parent Agreement described above, News Corp. agreed to cause the termination of certain licenses granting it and its affiliates the right to use the TV Guide brand or associated trademarks. It is contemplated that the Company may license to News Corp., TCI or their respective affiliates, on terms to be agreed upon, the right to use the TV Guide brand and associated trademarks in connection with the Company's products or services or other arrangements for the benefit of the Company's products or services.

     Purchase of Intellectual Property. At the closing of the TV Guide acquisition, TCI sold to the Company all of TCI's right, title and interest in and to any intellectual property of or arising out of the joint venture formerly known as TV Guide On Screen for $3,500,000.

     Advertising Revenues. For the fiscal year ended June 30, 1998, the businesses acquired in the TV Guide acquisition earned approximately 13.2% of their advertising revenues from News Corp. affiliates.

     See also "Executive Compensation -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

                                 OTHER BUSINESS

     The Company does not anticipate that any other matters will be brought before the Meeting. However, if any additional matters shall properly come before the annual meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.


                                           BY THE BOARD OF DIRECTORS




                                           /s/ Peter C. Boylan III
                                           Peter C. Boylan III
                                           President and Chief Operating Officer
Tulsa, Oklahoma
July 6, 1999

                            APPENDIX - FORM OF PROXY


                                     PROXY
                                  COMMON STOCK

                                 TV GUIDE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 Annual Meeting of Shareholders - July 29, 1999

The undersigned hereby appoints Peter C. Boylan III and Charles B. Ammann, or either of them, with full power of substitution in each, proxies to vote all stock of the undersigned in TV Guide, Inc. at the annual meeting of Shareholders to be held at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, on July 29, 1999, at 10:00 a.m., local time, and at any and all adjournments thereof, upon the matter of the election of directors, the proposal referred to in Item 2 of this proxy and any other business that may properly come before the annual meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND IN FAVOR OF PROPOSAL 2. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the annual meeting or any adjournments thereof.



    ---     Please mark your
   | X |    vote as in this
    ---     example


1. ELECTION OF DIRECTORS: Nominees: Joachim Kiener, Peter C. Boylan III, Robert R. Bennett, Chase Carey, Peter Chernin, Nicholas Donatiello, Jr., Gary
S. Howard, Larry E. Romrell and J. David Wargo.

             VOTE FOR                                  VOTE WITHHELD
              All nominees                              from all nominees
                    --                                              --
                   |--|                                            |--|
To withhold authority to vote for any nominee, write that nominee's name on the space below.

                          ----------------------------

2. To ratify and approve the appointment of KPMG LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1999.

 FOR                              AGAINST                              ABSTAIN
 --                                   --                                   --
|--|                                 |--|                                 |--|

Please mark, sign, date and return this proxy card promptly.

SIGNATURE  __________________________                  DATE  ________________

SIGNATURE  __________________________                  DATE  ________________

NOTE: Please sign this proxy exactly as your name appears hereon, including the title "Executor", "Trustee", etc., if same is indicated. If joint account, each joint owner should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.